Exhibit 99.1

Compass Diversified Holdings
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

The following pro forma condensed combined financial statements give effect to the acquisition of 5.11 Acquisition Corp. ("5.11 Tactical") with a total purchase price of approximately $410.3 million, including $10.3 million of cash and working capital adjustments, as further described on Form 8-K that we filed on August 31, 2016.

The following pro forma condensed combined statement of operations for the year ended December 31, 2016 gives effect to the acquisition of 5.11 Tactical as if it had occurred on January 1, 2016.

The "as reported" financial information of 5.11 Tactical is derived from the historical financial statements of 5.11 Tactical for comparable periods through August 31, 2016, the closing date of the acquisition of 5.11 Tactical. The "as reported" financial information for Compass Diversified Holdings (the "Company") is derived from the audited financial statements as of December 31, 2016 and for the year then ended as filed on Form 10-K on March 1, 2017.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes. The pro forma adjustments described in the accompanying notes have been made based on the available information and, in the opinion of management, are reasonable. The purchase price has been allocated to assets acquired and liabilities assumed in connection with the acquisition based on the estimated fair value as of the completion of the acquisition and are included in the "as reported" financial information for Compass Diversified Holdings as of December 31, 2016. The unaudited pro forma condensed combined statement of income reflect the effects of applying certain purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include certain items such as transaction costs related to the acquisition.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

The unaudited pro forma condensed financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of the Company would have been had the 5.11 Tactical acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations.

You should read these unaudited pro forma condensed financial statements in conjunction with the accompanying notes, and the consolidated financial statements for the Company, including the notes thereto as previously filed.

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the year ended December 31, 2016
(unaudited)

(in thousands, except per share data)
		5.11 Tactical Acquisition
	Compass Diversified Holdings as Reported	5.11 Tactical as Reported (through August 31, 2016)	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$978,309	$185,464	$—		$1,163,773
Cost of sales	651,739	103,746	(81)	(a)	755,404
Gross Profit	326,570	81,718	81		408,369

Operating expenses:
Selling, general and administrative expense	217,830	90,043	(20,217)	(b), (c)	287,656
Management fees	29,406	—	6,000	(d)	35,406
Amortization expense	35,069	5,725	48	(e)	40,842
Impairment expense/ Loss on disposal of assets	25,204	—	—		25,204
Operating income	19,061	(14,050)	14,250		19,261

Other income (expense)
Interest expense, net	(24,651)	(6,197)	(4,386)	(f)	(35,234)
Amortization of debt issuance cost	(2,763)	—	—		(2,763)
Gain on equity method investment	74,490	—	—		74,490
Other income (expense), net	(2,919)	(8,397)	8,202	(g), (h)	(3,114)
Income (loss) before income taxes	63,218	(28,644)	18,066		52,640
Provision (benefit) for income taxes	9,469	(7,908)	10,586	(i)	12,147
Net income (loss)	53,749	(20,736)	7,480		40,493
Net income attributable to noncontrolling interest	1,961	—	—		1,961

Net income (loss) attributable to Holdings	$51,788	$(20,736)	$7,480		$38,532

Basic and fully diluted income per share attributable to Holdings	$0.46				$0.22

Weighted average number of shares	54,591				54,591

Compass Diversified Holdings
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

The pro forma information is intended to reflect the impact of the acquisition of 5.11 Tactical on the Company’s historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations that are expected to have a continuing impact. This information in Note 1 provides a description of each of the pro forma adjustments from each line item in the pro forma condensed combined financial statements together with information explaining how the adjustments were derived or calculated. The information in Note 2 provides a description of the adjustments to fair value and how the adjustments were determined. All amounts are in thousands of dollars ($000's).

Note 1. Pro Forma Adjustments

Statement of Operations

The following adjustments correspond to those included in the unaudited condensed combined pro forma statements of operations for the year ended December 31, 2016:

(a)     To record the adjustment to depreciation expense included in costs of sales for the revised property, plant and equipment amount associated with the allocation of the purchase price.

For the eight months ended August 31, 2016
Historical depreciation expense	$(188)
Revised depreciation expense	107
$(81)

(b)     To record the adjustment to depreciation expense included in selling, general and administrative expense for the revised property, plant and equipment amount associated with the allocation of the purchase price.

For the eight months ended August 31, 2016
Historical depreciation expense	$(3,798)
Revised depreciation expense	2,709
$(1,089)

(c)    To record the reversal of expense associated with the conversion of outstanding stock options prior to the acquisition of 5.11 Tactical that was recorded in selling, general and administrative expense.

For the eight months ended August 31, 2016
Selling, general and administrative expense	$(19,128)

(d) To record the annual management fee payable to Compass Group Management (our Manager) calculated as 2% of the aggregate purchase price of 5.11 Tactical.

For the eight months ended August 31, 2016
Historical management fee	$—
Revised management fee	6,000
$6,000

(e) To record the adjustment to amortization expense for the revised intangible assets associated with the allocation of the purchase price. See Note 2 for the detail on intangible assets acquired.

For the eight months ended August 31, 2016
Historical amortization expense	$(5,725)
Revised amortization expense	5,773
$48

(f) To record the reversal of historical 5.11 Tactical interest expense and record the interest expense associated with the $150 million of revolver borrowings and $250 million of incremental term loan increase used to fund the acquisition, offset by lower commitment fees (unused fees) on the revolving credit facility. The annual interest rate assumed was 3.5% for the revolving credit facility and 4.25% for the incremental term loan increase.

For the eight months ended August 31, 2016
Historical interest expense	$(6,197)
Revised interest expense	(10,583)
$(4,386)

(g)    To record the reversal of the loss on extinguishment of debt associated with the repayment of the outstanding amounts under 5.11 Tactical's pre-acquisition credit facility.

For the eight months ended August 31, 2016
Other income (expense)	$2,702

(h)    To record the reversal of expense associated with the transaction expenses of the seller incurred pre-acquisition and recorded by 5.11Tactical.

For the eight months ended August 31, 2016
Other income (expense)	$5,500

(i)    To record the income tax effect specific to 5.11 Tactical pro forma adjustments related to depreciation, amortization and non-recurring stock compensation and transaction costs.

For the eight months ended August 31, 2016
Income tax expense	$10,586

Note 2. Purchase Price Allocation and Valuation Assumptions

The following table summarizes the purchase price for the 5.11 Tactical acquisition (in thousands):

Acquisition Consideration
Aggregate purchase price	$400,000
Working capital adjustment	(2,296)
Cash acquired	12,581
Total purchase price	$410,285

The purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values. The purchase price reflects the actual settlement amount of working capital transferred subsequent to the date of closing. The table below provides the recording of assets acquired and liabilities assumed as of the acquisition date.

Amounts recognized as of Acquisition Date
(in thousands)

Assets:
Cash	$12,581
Accounts receivable, net	38,323
Inventory	160,304
Property, plant and equipment	22,723
Intangible assets	127,890
Goodwill	92,966
Other current and noncurrent assets	4,884
Total assets	$459,671

Liabilities and noncontrolling interest:
Current liabilities	38,229
Other liabilities	180,231
Deferred tax liabilities	10,163
Noncontrolling interests	5,568
Total liabilities and noncontrolling interest	$234,191

Net assets acquired	225,480
Intercompany loans and assumed debt	179,237
Noncontrolling interest	5,568
$410,285

Transaction costs incurred	$2,063

The allocation presented above is based upon management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are estimated at their historical carrying values. Property, plant and equipment is valued through a purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The Company does not expect the goodwill balance to be deductible for tax purposes.

The identified intangible assets are definite lived intangibles and will be amortized over the estimated useful life assigned to the underlying intangible asset. The intangible assets recorded in connection with the 5.11 Tactical acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life

Customer relationships	$75,218	15
Tradename	48,665	15
Design patents technology	4,007	10
	$127,890

The customer relationships intangible asset was valued at $75.2 million using an excess earnings methodology, in which an asset is valuable to the extent it enables its owners to earn a return in excess of the required returns on and of the other assets utilized in the business. Customer relationships intangible asset was derived using a risk-adjusted discount rate of 11.4%. The tradename intangible asset and the design patent technology asset were valued using a royalty savings methodology, in which an asset is valuable to the extent that the ownership of the asset relieves the company from the obligation of paying royalties for the benefits generated by the asset.